EX-28.o.2

Certificate of the Secretary of
The DFA Investment Trust Company

The undersigned, Ryan P. Buechner, hereby certifies that the following resolution is the true and correct resolution adopted by the Board of Trustees of The DFA Investment Trust Company (the “Trust”) on December 19, 2023, appointing and authorizing certain designated officers of the Trust to act as attorney-in-fact and agent, in all capacities, to execute on their behalves and to file any of the documents referred to below, relating to the Trust’s registration statement on Form N-1A under the Investment Company Act of 1940 (the “1940 Act”), including any and all amendments thereto, covering the registration of the Trust as an investment company and the sale of shares by the Trust, including all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, including applications for exemptive order rulings, and that such resolution remains in effect on the date hereof:

RESOLVED, that the revised Powers of Attorney, dated December 31, 2023, substantially in the forms presented at this Meeting, appointing Catherine L. Newell, Valerie A. Brown, Jeff J. Jeon, Gerard K. O’Reilly, David P. Butler, Jan Miller, Lisa M. Dallmer, Carolyn L. O, and Ryan P. Buechner as attorneys-in-fact for the purpose of filing documents with the SEC for the Dimensional Funds, by execution of such documents on behalf of each Trustee and certain designated officers of the Dimensional Funds, are hereby approved, and the attorneys-in-fact listed in such Powers of Attorney are hereby authorized to act in accordance with such Powers of Attorney for the purposes described in the Powers of Attorney, and the execution of such Powers of Attorney by each Trustee and designated officer is hereby authorized and approved.

IN WITNESS WHEREOF, the undersigned has signed this Certificate as of February 28, 2024.

The DFA Investment Trust Company

By: /s/Ryan P. Buechner
Name: Ryan P. Buechner
Title: Assistant Secretary